UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 24, 2011

Reading International, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	1-8625	95-3885184
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Citadel Drive, Suite 300, Commerce, California		90040
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code:  (213) 235-2240

N/A
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Australia Corporate Credit Facility

    On June 24, 2011, we paid off our Australia Corporate Credit Facility with BOS International (“BOSI”) with a new credit facility from National Australia Bank (“NAB”) of $111.5 million (AUS$105.0 million).  The new three-tiered credit facility from NAB (the “NAB Credit Facility”) has a term of three years, due and payable June 24, 2014, and comprises a $95.6 million (AUS$90.0 million) term loan; a $10.6 million (AUS$10.0 million) revolving facility; and a $5.3 million (AUS$5.0 million) guarantee facility.  This loan to Reading Entertainment Australia commenced on June 24, 2011 with an interest rate of between 2.90% and 2.15% above the BBSY bid rate.  The collateral pledged as security under the NAB Credit Facility is equivalent to that pledged to secure the expired BOSI Facility.  The NAB Credit Facility requires annual principal payments of between $7.4 million (AUS$7.0 million) and $9.6 million (AUS$9.0 million) which, it is anticipated, will be paid from Reading Entertainment Australia operating cash flows.  The covenants of the NAB Credit Facility include a fixed charge coverage ratio, a debt service cover ratio, an operating leverage ratio, a loan to value ratio, and other financial covenants.  Management believes that maintaining the covenants and payment commitments over the term of the new credit facility can be achieved without any material alteration to the current operating activities of Reading Entertainment Australia.

In conjunction with this NAB Credit Facility, we entered into a five-year interest swap agreement which swaps 100% of our $95.6 million (AUS$90.0 million) variable rate term loan (decreasing in line with scheduled principal repayments) based on BBSY, for a 5.50% fixed rate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

READING INTERNATIONAL, INC.

Date: May 24, 2011	By:	/s/ Andrzej Matyczynski
	Name:	Andrzej Matyczynski
	Title:	Chief Financial Officer